Jingwei International Limited

Offer Letter

2nd June, 2009

To: Mr. Robert Feng

Dear Mr. Feng:

I am pleased to offer you a position as the Financial Controller for Jingwei International Limited, a US public company. You will be reporting directly to the Chairman, Mr. Du Jian Guo.

Your compensation will be finally approved by the board, a bonus will be issued to you based on your performance.

The company will reimburse social insurance for you  in accordance with local labour law

Your employment commitment with Jingwei international is 3 years.

Your starting date will be 2nd June, 2009 and your main work location will be at Unit 701,Building 14, Software Park, Nanshan District in Shenzhen.

Since you will be an important integral part of the senior management team, we are looking for a long term employment relationship with you. In case you decide to leave the company before the end of the 3 year commitment, you shall give the company at least three months notice.

As financial controller, your main responsibilities are as follows:

1.	Internal and external financial reporting for the public company in the interim
2.	Consolidation of all subsidiaries’ financial reporting
3.	Work with and manage external auditors and lawyers for public company reportings to ensure timely submission of quarterly and annual filing with SEC in the interim.
4.	Laises with investors and managing financing needs for the company
5.	Devise financial policy for the company
6.	Oversee Sox 404 implementation
7.	Oversee financial control and risk management
8.	Oversee financing needs of the company and provide strategic financials information and recommendations to the board
9.	Provide operational performance reporting and analysis
10.	Corporate planning, forecasting and cost reporting.
11.	Projections and forecasts

12.	Due diligence related to mergers or acquisitions
13.	Assistance in tax efficient structuring of a sale or acquisition
14.	Budgeting
15.	Technology needs analysis
16.	Screening candidates for accounting positions
17.	Tax planning
18.	Selecting tax entities for new ventures
19.	Additional responsibilities will be added when necessary.

Besides your responsibilities, you have an obligation to keep all company information confidential. You should be working for the company full time and should not be engaged in activities on behalf of other companies.

On behalf of the management team, wellcome and we are looking forward to working with you. Please sign your name below to indicate your acceptance of this offer.

Sincerely yours,

Geroge Du
Chairman of the Baord
Jingwei International Limited

I accept the above offer

____________________
Robert Feng.  June 2  , 2009